Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Critical Metals Corp. on Form 20-F of our report dated November 9, 2023, with respect to our audit of the financial statements of Critical Metals Corp. as of June 30, 2023 and for the period from October 14, 2022 (inception) to June 30, 2023, which report appears in the Registration Statement on Form F-4 (File No. 333-268970). We also consent to the reference to our firm under the headings “Auditors” and “Statements by Experts”.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 4, 2024